FREE WRITING PROSPECTUS
FILED PURSUANT TO RULE 433
REGISTRATION FILE NO.: 333-207677-03

Sent: Wednesday, November 16, 2016 8:45 AM
Subject: GSMS 2016-GS4 -- Launch (Public)(external)

GSMS 2016-GS4 -- Launch (Public)(external)

$903.354mm Fixed Rate CMBS Offering

Lead Manager and Sole Bookrunner: Goldman, Sachs & Co.

Co-Managers: Academy Securities, Inc., Drexel Hamilton, LLC and Morgan Stanley

Class	Moody's/Fitch/KBRA	Size($mm)	WAL(yr)	C/E	Launch	Trgt $px
A-1	Aaa(sf)/AAAsf/AAA(sf)	31.820	2.83	30.000%	S+32	100-00
A-2	Aaa(sf)/AAAsf/AAA(sf)	201.522	4.90	30.000%	S+55	103-00
A-3	Aaa(sf)/AAAsf/AAA(sf)	175.000	9.66	30.000%	S+100	101-00
A-4	Aaa(sf)/AAAsf/AAA(sf)	267.043	9.84	30.000%	S+102	103-00
A-AB	Aaa(sf)/AAAsf/AAA(sf)	43.192	7.17	30.000%	S+90	103-00
A-S	Aa3(sf)/AAAsf/AAA(sf)	92.388	9.94	21.000%	S+122	103-00
B	NR/AA-sf/AA(sf)	48.761	9.94	16.250%	S+140	103-00
C	NR/A-sf/A(sf)	43.628	9.94	12.000%	S+220	WAC

Anticipated Timing

Anticipated Pricing:   10:30-11am ET

Anticipated Closing:   Weds, November 30th

The depositor has filed a registration statement (including a prospectus) with the SEC  (SEC File No. 333-207677) for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents the depositor has filed with the SEC for more complete information about the depositor, the issuing entity and this offering.  You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov.  Alternatively, the depositor, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-866-471-2526 or by email to prospectus-ny@gs.com.

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